CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement of HPR Inc. on Form S-3, for the sale of 260,001 shares of common stock $0.01 par value, of our report dated August 1, 1996, on our audits of the consolidated financial statements of HPR Inc. as of June 30, 1996 and 1995 and for the years ended June 30, 1996, 1995 and 1994, which report is incorporated by reference to the 1996 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."

/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.



Boston, Massachusetts
September 25, 1996